Exhibit 4.46
[On Letterhead of DBS Bank Ltd]
PRIVATE & CONFIDENTIAL
24 August 2009
Reference No: 31199/28 Vol 1
STATS ChipPAC Korea Ltd.
San 136-1 Ami-Ri Bubal-Eub
Icheon-Si Kyungki-do
467-701 South Korea
Attn: Maeng Sang Jin, Managing Director
Dear Sirs,
FACILITY COMPRISING: -
ACU SHORT TERM LOAN OF UP TO USD25,000,000
DBS Bank Ltd is pleased to offer STATS ChipPAC Korea Ltd. the following facility (“Facility”) on the terms and conditions set out in this letter and in the other agreements and/or documents specified herein (collectively the “Documents”).

1.	FACILITY	LIMIT
(A)	UNCOMMITTED FACILITY (“ Uncommitted Facility”)
1.1	ACU Short Term Loan (“ACU STL”)	USD25,000,000

2.	PURPOSE
2.1	The Facility under paragraph 1.1 shall be used for general corporate purpose.

3.	TERMS APPLICABLE TO ACU STL
3.1	Available Currencies

Subject to the availability of funds, the ACU STL shall be disbursed in United States Dollars only (“Available Currency”).

3.2	Term

The interest period (“Term”) for each drawing from the ACU STL (“Drawing” which expression also means each amount outstanding at that time) shall be of 1, 2, 3 or 6 months or any other period as agreed to by DBS Bank Ltd.

STATS ChipPAC Korea Ltd.
Reference No: 31199/28 Vol 1
24 August 2009

[On Letterhead of DBS Bank Ltd]
3.3	Interest Rate
(a)	Interest payable to DBS Bank Ltd for each Drawing shall be 4.00% per annum above the LIBOR as determined by DBS Bank Ltd 2 Business Days prior to the Term for such Drawing.

(b)	Interest accrued on each Drawing shall be payable in arrears on the Maturity Date (hereinafter defined) pertinent to the Term applicable to that Drawing.
3.4	Drawing

Subject to the availability of funds, each Drawing shall be in multiples of an amount equivalent to US$1,000,000 in the Available Currency requested for, and shall not be for any sum less than an amount equivalent to US$5,000,000 in the Available Currency requested for. In relation to the ACU STL, STATS ChipPAC Korea Ltd. shall give DBS Bank Ltd 3 Business Days’ written notice prior to the date of STATS ChipPAC Korea Ltd.’s proposed Drawing.

3.5	Repayment

Each Drawing shall be repaid in full on the last day of the Term relating to such Drawing (“Maturity Date”) (unless DBS Bank Ltd agrees that it is rolled over). Provided that if such day is not a Business Day, the Maturity Date shall be the next succeeding Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

4.	SECURITY
The following security is to be provided for the Facility and all other moneys, debts, obligations and liabilities (whether actual or contingent) which may be or become due, owing or payable by STATS ChipPAC Korea Ltd. to DBS Bank Ltd from time to time: -
4.1	An Unconditional and Irrevocable Corporate Guarantee from STATS ChipPAC Ltd. in such form and substance acceptable to DBS Bank Ltd.

5.	SPECIAL CONDITIONS
STATS ChipPAC Korea Ltd. hereby agrees with the following: -
5.1	Financial Covenant

STATS ChipPAC Ltd. shall maintain a consolidated Debt-to-EBITDA ratio of no more than 3.0 times at all times. EBITDA shall be defined as the net profit for the year before taxes, interest, amortisation, depreciation, share of profits/losses attributable to associated companies and minority interests, extraordinary items and all other non-cash and once-off non-recurring items. Testing of this covenant

STATS ChipPAC Korea Ltd.
Reference No: 31199/28 Vol 1
24 August 2009

[On Letterhead of DBS Bank Ltd]
shall be on an annual basis and will be based on the fiscal consolidated financial statement of STATS ChipPAC Ltd. for that financial year (“Testing Period”).

If since the beginning of Testing Period, STATS ChipPAC Ltd. and/or any of its subsidiaries were to have made an investment or acquisition which enables the investment to become a subsidiary of the STATS ChipPAC Ltd. Group, the EBITDA and interest expenses for the Testing Period shall be calculated after giving their proforma effect upon consolidation, including the incurrence of any indebtedness, as if the investment or acquisition occurred on the first day of the Testing Period.

5.2	Shareholding

STATS ChipPAC Korea Ltd. shall remain a wholly owned subsidiary of STATS ChipPAC Ltd. at all times.

5.3	Operating Account
(a)	STATS ChipPAC Korea Ltd. shall open and maintain an operating USD current account with DBS Bank Seoul Branch and route a commensurable amount of business to DBS Bank Ltd, including DBS Bank Seoul Branch.

(b)	STATS ChipPAC Ltd. shall continue to maintain all operating accounts that have been opened with DBS Bank Ltd and route a commensurable amount of business to DBS Bank Ltd.
5.4	Negative Pledge

Unless approved by DBS Bank Ltd in writing, STATS ChipPAC Korea Ltd. will not and will ensure that none of its subsidiaries will create or permit to arise or subsist any debenture, mortgage, charge (whether fixed or floating), pledge, lien or any other encumbrance whatsoever or any other agreement or arrangement having substantially the same effect on its assets or factor any of its accounts receivables, save for the existing pledge on land and building provided for the existing facility granted by Hana Bank and up to US$50million for future finance leases.

5.5	Right of Review

DBS Bank Ltd reserves the right to review the Facility from time to time. Upon such review, DBS Bank Ltd will have the right at its sole discretion, notwithstanding any inconsistent provision in this letter or any other document, to immediately cancel, reduce or vary the Facility and all further utilization of the Facility and/or to demand immediate repayment of all moneys and liabilities owing to DBS Bank Ltd under the Facility (whether actual or contingent).

STATS ChipPAC Korea Ltd.
Reference No: 31199/28 Vol 1
24 August 2009

[On Letterhead of DBS Bank Ltd]

6.	DOCUMENTATION & AVAILABILITY
Subject to the terms and conditions of this facility letter and to DBS Bank Ltd’s discretion to permit otherwise, the Facility will become available for utilisation only after:-
6.1	DBS Bank Ltd has received and found satisfactory: -
(a)	certified copies of STATS ChipPAC Korea Ltd.’s Certificate of Incorporation and By-Laws or such other equivalent constitutive document together with 2 certified true copies of STATS ChipPAC Korea Ltd.’s Board of Directors’ resolution (assuming the Certificate of Incorporation and By-Laws do not require any other corporate actions) (specimen attached) in form and substance satisfactory to DBS Bank Ltd;

(b)	certificate as to the incumbency and true signature of the officer executing the facility letter, signed by STATS ChipPAC Korea Ltd.’s secretary or assistant secretary (if applicable);

(c)	a legal opinion, in form and substance acceptable to DBS Bank Ltd, issued by a legal counsel practising in the Republic of Korea stating that STATS ChipPAC Korea Ltd. has the capacity to engage in the transactions contemplated by this facility letter and that the same is valid, binding and enforceable against STATS ChipPAC Korea Ltd. in accordance with its respective terms. Please see Appendix A for the issues which DBS Bank Ltd would like the legal opinion to address;

(d)	evidence that STATS ChipPAC Korea Ltd. has appointed STATS ChipPAC Ltd. as a process agent in Singapore to receive service of process;

(e)	a copy of the STATS ChipPAC Ltd.’s Certificate of Incorporation or such other equivalent document, and the Memorandum and Articles of Association together with copies of STATS ChipPAC Ltd.’s Board of Directors’ resolution (specimen attached) in form and substance satisfactory to DBS Bank Ltd, all certified as true copies by its Director and Company Secretary;

(f)	all security documentation relating to the securities (if any) created in DBS Bank Ltd’s favour mentioned in paragraph 4 above and that (where necessary) the particulars of charge are filed with the Accounting & Corporate Regulatory Authority (“ACRA”) in accordance with the provisions of the Companies Act (Cap 50);

(g)	where applicable, certified copies of any consents, licenses, approvals or authorisations of any government or supervising authority bureau, agency or institution required in connection with the Facility or otherwise in connection with the matters contemplated by the Documents; and

(h)	such other documentation (whether legal, security or otherwise), conditions precedent or the confirmation of the fulfilment of such other requirements as may be required by DBS Bank Ltd from time to time.

STATS ChipPAC Korea Ltd.
Reference No: 31199/28 Vol 1
24 August 2009

[On Letterhead of DBS Bank Ltd]
6.2	DBS Bank Ltd is satisfied that there is no material and adverse change in the business, assets, financial condition, operations or management of STATS ChipPAC Korea Ltd., STATS ChipPAC Ltd. or any person providing any security required in this facility letter.

7.	STANDARD TERMS AND CONDITIONS
7.1	The Facility as mentioned in paragraph 1.1 shall be subject to the terms and conditions contained in the Standard Terms and Conditions attached hereto (“Standard Conditions”) which shall form an integral part of this facility letter.

7.2	If there is any conflict or inconsistency between the terms and conditions set out in this facility letter and those contained in the Standard Conditions, the terms and conditions in this facility letter shall prevail.
Please confirm that there is no material and adverse change in the business, assets, financial condition, operations or management of STATS ChipPAC Korea Ltd., STATS ChipPAC Ltd. or any other person providing any security required in this facility letter.
Please indicate STATS ChipPAC Korea Ltd.’s acceptance of the above terms and conditions of this offer by signing and returning to DBS Bank Ltd the duplicate of this facility letter together with 2 copies of the certified true extract of STATS ChipPAC Korea Ltd.’s board resolution (specimen attached) within 30 days from the date of this facility letter, after which date this offer shall lapse, unless otherwise extended by DBS Bank Ltd.
DBS Bank Ltd is pleased to be of service to STATS ChipPAC Korea Ltd. and looks forward to a mutually beneficial relationship.
Yours faithfully
/s/ Audrey Koh
AUDREY KOH (MS)
SENIOR VICE PRESIDENT
INSTITUTIONAL BANKING GROUP
TELECOMMUNICATIONS, MEDIA & TECHNOLOGY

STATS ChipPAC Korea Ltd.
Reference No: 31199/28 Vol 1
24 August 2009

[On Letterhead of DBS Bank Ltd]
ACCEPTANCE
STATS ChipPAC Korea Ltd. hereby accepts the above offer of the Facility on the terms and conditions, as stated in the facility letter dated 24 August 2009 reference number: 31199/28 Vol 1 and in the other Documents referred to therein.
STATS ChipPAC Korea Ltd. encloses herewith 2 copies of the certified true extract of its board resolution accepting the above offer and the said terms and conditions.
STATS ChipPAC Korea Ltd. confirms that there is no material and adverse change in the business, assets, financial condition, operations or management of STATS ChipPAC Korea Ltd., STATS ChipPAC Ltd. or any other person providing any security required in the facility letter.
For and on behalf of
STATS ChipPAC Korea Ltd.
/s/ Maeng SangJin

Authorised Signatory(ies)
Name(s): Maeng SangJin
Date: 4 September 2009
CONFIRMATION BY GUARANTOR
STATS ChipPAC Ltd. hereby confirms that it agrees to stand as guarantor for all monies and liabilities incurred by STATS ChipPAC Korea Ltd. under the terms and conditions stated in this facility letter dated 24 August 2009 reference number: 31199/28 Vol 1 and the standard terms and conditions attached thereto.
STATS ChipPAC Ltd. further agrees to maintain at all times, the terms, conditions and covenants as stated in paragraph 5 of the facility letter.
For and on behalf of
STATS ChipPAC Ltd.
/s/ Tan Lay Koon

Authorised Signatory(ies)
Name(s): Tan Lay Koon
Date: 4 September 2009

[SPECIMEN]
To be Typed on the Letter-Head
STATS ChipPAC Korea Limited
(Incorporated in the Republic of Korea)
Extract of Directors’ Resolutions in writing pursuant to the Articles of Association of the Company passed
on the          day of                    2009
ACCEPTANCE OF BANKING FACILITIES
WHEREAS:
A.	DBS Bank Ltd. (the “Bank”) has offered STATS ChipPAC Korea Limited (the “Company”) banking facilities described in the resolutions below as more fully set out in the Bank’s letter dated 24 August 2009, reference number: 31199/28 Vol 1 (the “Facility Letter”).

B.	Each of the Directors confirmed that he had been given and understands the contents of the Facility Letter and the other Documents referred to therein; and

C.	Each of the Directors confirmed that he had disclosed all his interests in the subject of the meeting.
RESOLVED THAT:
(1)	The Company be and is hereby authorised to accept the offer of banking facilities (the “Facilities”) from DBS Bank Ltd. (the “Bank”) on the terms and conditions enumerated in the Bank’s letter dated 24 August 2009, reference number: 31199/28 Vol 1 (the “Facility Letter”) and the Documents referred to therein (as each may be amended, varied, supplemented and/or replaced from time to time).

(2)	Any [insert a number] of the following persons (collectively “Authorised Signatories”) be the persons authorised and empowered to do the following things in the Company’s name or otherwise on behalf of the Company (which persons are and will be so authorised until the Bank receives a certified copy of the board resolution of the Company providing otherwise):

Name of Authorised Signatories	Specimen signature

(i)	to negotiate, sign, execute and deliver to the Bank the Facility Letter, the Documents and any letters, agreements, acceptances, forms, notices or other documents required by the Bank in relation to the Facilities, the Facility Letter, the Documents, and any securities, guarantees, collaterals and/or supports furnished or to be furnished by the Company to secure the liabilities and obligations of the Company to the Bank thereunder, or any matter, transaction or dealing whatsoever with the Bank howsoever arising; and

(ii)	to accept any future amendment, variation, supplement, replacement, renewal, extension or increase of the Facilities and/or the arrangements and any future amendment, variation, supplement or replacement of or to the Facility Letter or any Document (each of which acceptance shall be conclusively evidenced by the signature(s) of the Authorised Signatory(ies)) and to provide and execute additional securities, guarantees, collaterals and/or supports.
(3)	The Seal of the Representative Director of the Company be affixed to any deeds, instruments or documents as may be required in connection with or in relation to the Facilities, the collaterals and/or supports, in accordance with the Articles of Incorporation of the Company.
CERTIFIED TRUE COPY
Representative Director [          ]
Director [          ]
Director [          ]
Director [          ]

[SPECIMEN]
To be Typed on the Letter-Head
Stats ChipPAC Limited
(Incorporated in the Republic of Singapore)
Extract of Directors’ Resolutions in writing pursuant to the Articles of Association of the Company passed
on the          day of                    2009
ISSUANCE OF CORPORATE GUARANTEE
RESOLVED THAT:
(1)	The Company hereby agrees to stand as guarantor for payment of all monies and liabilities owing by STATS ChipPAC Korea Limited (“Borrower”) to DBS Bank Ltd (the “Bank”) including but not limited to payment of all monies owing or payable (whether actual or contingent) to the Bank under the banking facilities extended by the Bank under all the terms and conditions enumerated in the Bank’s letter dated 24 August 2009, reference number: 31199/28 Vol 1 (“Offer Letter”) to the Borrower (as the same may be amended, varied, supplemented or replaced from time to time), and agrees to execute a guarantee (“Guarantee”) pursuant thereto.

(2)	Any [insert a number] of the following persons (“Authorised Signatories”), namely:

Name of Authorised Signatories	Specimen signature

be authorised and empowered to sign or execute the Guarantee and any other notices, letters, agreements and/or documents required by the Bank to be signed under hand, as may be necessary pursuant to or in connection with the Guarantee.

The above list of Authorised Signatories be the persons authorised to sign and act on behalf of the Company which list will remain in force until the Bank receives a certified copy of the board resolution of the Company amending the list of Authorised Signatories.

(3)	The Company is solvent and it is in the interests of and for the commercial benefit of the Company to undertake the obligations to be undertaken by it under the Guarantee, and to execute the Guarantee.

(4)	The Common Seal of the Company be affixed to the Guarantee and any other letters, deeds or documents as may be required by the Bank in connection with the Guarantee, in accordance with the Articles of Association of the Company.
CERTIFIED TRUE COPY
Chairman/Director
Secretary/Director

Appendix A
An opinion of counsel of STATS ChipPAC Korea Limited (“Borrower”) stating that:-
(a)	The Borrower is a body corporate duly established and validly existing under the laws of the country of incorporation and has full corporate and legal power and right to make and perform its obligations under:
(i)	the facility letter dated 24 August 2009; and

(ii)	all other documents and agreements ancillary or incidental to any of the above,
(all of the above documents and agreements collectively the “Documents”), and when signed or executed and delivered by your Company, each of the Documents will constitute valid and binding obligations of your Company enforceable in accordance with its terms[, subject, as to enforcement to the general laws of bankruptcy in the Republic of Korea relating to or affecting creditor’s rights].

(b)	The execution, delivery and performance of the Documents by the Borrower do not constitute a contravention or breach of, or default under, the provisions of any applicable law or regulation or of the Borrower’s Certificate of Incorporation or By-Laws or constitution or of any agreement to which the Borrower is a party or by which the Borrower]or its property or assets may be bound.

(c)	The execution, delivery and performance of the Documents do not require any authorisation, consent, exemption, licence, approval of, notice to or filing or registration with, any Exchange Control Authority, governmental or supervisory authority or body or payment of any stamp or other revenue tax as a condition to or in connection with the validity of, for the execution and delivery of, any of the Documents, any Transaction or any Confirmation, or to the performance by the Borrower of its obligations thereunder; where such are required such have been obtained and are in full force and effect (duly certified copies to be attached to the opinion).

(d)	No action, suit, litigation, arbitration or other proceeding is to the best of counsel’s knowledge having made due investigation threatened or pending against the Borrower or any of its subsidiaries or its assets before any court, tribunal or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which might materially and adversely affect the Borrower’s ability to perform its obligations and comply with under any of the Documents or which in any manner question the validity of any of the Documents nor can the threat of actions, suits or proceedings materially and adversely affect the ability of the Borrower to so perform or comply.

(e)	The choice of the laws of Singapore to govern the duties and obligations of the Borrower under the Documents is valid under the laws of the Republic of Korea and would be given effect to by the Courts of the Republic of Korea.

(f)	The provision in the Documents whereby the Borrower submits to the jurisdiction of the Singapore courts is valid and binding on the Borrower under the laws of the Republic of Korea and if any final judgment for a fixed and defined sum of the Singapore courts were rendered against the Borrower with respect to any of the Documents, such judgment would be recognised and enforced by the Courts of the Republic of Korea.

(g)	It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence of any of the Documents in the Republic of Korea that it or any other document be notarised or be filed, recorded, registered or enrolled with any court or authority in the Republic of Korea.

[On Letterhead of DBS Bank Ltd]
Standard Terms And Conditions
Governing Banking Facilities (“Facilities”) Granted by
DBS Bank Ltd (“DBS Bank”)
(“Standard Conditions”)

A.	GENERAL TERMS AND CONDITIONS
1.	Undertakings
a)	Obligations to rank Pari-passu: The customer will ensure that its obligations under the facility documents are unconditional and unsubordinated and will at all times rank at least pari passu with all its other unsecured and unsubordinated obligations (except for such obligations mandatorily preferred by law).

b)	Negative pledge: The customer will not and will ensure that none of its subsidiaries will create or permit to arise or subsist any debenture, mortgage, charge (whether fixed or floating), pledge, lien or any other encumbrance whatsoever or any other agreement or arrangement having substantially the same effect on its assets or factor any of its accounts receivables.

c)	Restrictions on disposals: The customer will ensure that (i) it will not lease, let out or sub-let any of the assets charged to DBS Bank as security; and (ii) it or its subsidiaries will not sell, transfer, lease out, lend or otherwise dispose of all or substantially all of its respective assets or any part of such assets which, either alone or when aggregated with all other disposals required to be taken into account under this Paragraph, is substantial in relation to its respective assets, or those of itself and its subsidiaries taken as a whole, or the disposal of which (either alone or when so aggregated) could have a material or adverse effect on it.

d)	Furnishing of Information: The customer will deliver to DBS Bank (i) certified true copies of its and each security provider’s respective annual audited and (if applicable) consolidated financial statements as soon as available, but not later than 180 days after the end of each financial year; (ii) certified true copies of its and each security provider’s respective management reports, comprising at least of its unaudited balance sheet and profit and loss statement for and as at the end of each quarter, as soon as available but not later than 90 days after the end of each quarter; and (iii) promptly, any other information, certifications, confirmations and/or documents as DBS Bank may from time to time require.

e)	Nature of business/ Changes in Memorandum and Articles of Association: The customer will not substantially alter the nature of its business or amend or alter any provision in its Memorandum and Articles of Association relating to its borrowing powers and principal business activities.

f)	Notice of default: The customer will notify DBS Bank promptly of the occurrence of any Termination Event or Potential Termination Event or any other event which might affect its ability to perform its obligations under or in connection with the facility documents to which it is a party.

g)	Re-organisation: The customer will not undertake or permit any re-organisation, amalgamation, reconstruction, take-over or any other schemes of compromise or arrangement affecting its present constitution without the prior written consent of DBS Bank, such consent not to be unreasonably withheld.

h)	Positive Networth: The customer will maintain a positive networth at all times.

i)	Costs and expenses: The customer will pay to DBS Bank on demand on a full indemnity basis, all reasonable costs and expenses, legal or otherwise in connection with the preparation, negotiation, execution, perfection of the facility documents, the preservation or enforcement or attempted preservation or enforcement of the facility documents or otherwise in connection with the facility documents, any security created thereunder or the Facilities or in connection with dealing with any third party claim or order against the customer’s account with DBS Bank (including abortive costs and expenses). All such payments shall be paid in the currencies in which such costs and expenses were incurred. If DBS Bank in its reasonable discretion pays any insurance premia, legal fees, stamp duty, valuation fees, governmental or statutory levies and taxes and other costs, expenses or other moneys whatsoever on default of such payment by the customer, the customer shall forthwith on demand repay the same to DBS Bank together with interest thereon at the rate(s) referred to in Paragraph A6 below calculated from the date of payment thereof by DBS Bank up to the date of repayment by the customer. The customer will also pay DBS Bank on demand all reasonable broken funding costs for any advances prepaid, any advances requested for but not made, unwinding costs for foreign exchange, or any derivative transactions terminated before the contracted maturity date, and such amounts as DBS Bank may certify as sufficient to indemnify DBS Bank in respect of the cost or loss incurred by DBS Bank resulting from such prepayment or termination.

Page1/7

[On Letterhead of DBS Bank Ltd]
2.	Confirmation of Advance DBS Bank may, but shall not be obliged to, send to the customer a confirmation in respect of any of the Facilities. Such confirmation shall be conclusive and binding on the customer unless the customer objects in writing thereto within 14 days of the date of such confirmation.

3.	Utilisation in Other Currencies DBS Bank may, in its sole discretion, allow utilisation of the Facilities in currencies other than that provided for in the facility letter (“Other Currencies”). If utilisation is allowed in Other Currencies, the level of utilisation at any time will be determined by DBS Bank based on such rate(s) of exchange as DBS Bank may deem appropriate. If the level of utilisation thus determined exceeds the limit determined by DBS Bank, the customer will, upon notice and within such period as DBS Bank may determine, reduce the level of utilisation to such limits or provide additional collateral in cash such that the level of utilisation does not exceed the aggregate of such limits and the amount of cash provided as additional collateral.

4.	Application of Advance Notwithstanding any other provision of the facility documents, if on any date an amount (“first amount”) is to be advanced by DBS Bank under the facility documents and an amount (“second amount”) is due from the customer to DBS Bank under the facility documents, DBS Bank shall apply the first amount in or towards payment of the second amount. DBS Bank shall remain obliged to advance any excess (or, as the case may be, the customer shall remain obliged to pay any shortfall) in accordance with this Paragraph.

5.	Interest All interest on the Facilities (including default interest) shall be calculated on a daily basis, based on the number of days elapsed, with monthly rests or such other periodic rests as DBS Bank may prescribe and based on a 365-day year (if the amount payable is in Singapore Dollars), and on a 360-day year (if the amount payable is in any foreign currency).

6.	Default Interest Upon any default in payment of any Total Indebtedness, or any sum payable under this Paragraph and Paragraph A(1)(i) above, interest shall be payable on such overdue amounts from the due date until the date of payment (as well after as before judgement) at the rate of 3% per annum above the applicable rate of interest or at such other rates determined by DBS Bank for such periods as DBS Bank may from time to time select. Unless otherwise stated, interest on such overdue amounts shall be due and payable immediately on demand by DBS Bank but if not previously demanded, shall be paid at the end of each month or period determined by DBS Bank. DBS Bank also reserves the right to charge any excess overdraft utilisation at a rate to be determined by DBS Bank.

7.	Authority to Debit and Set-off Accounts
a)	The customer irrevocably authorises DBS Bank to debit its accounts with DBS Bank (whether in Singapore or elsewhere and whether alone or jointly or jointly with any other person) at any time and without any notice to the customer for the Total Indebtedness Provided always that any such debiting shall not be deemed to be a payment of any moneys to which it relates except to the extent of any amount in credit in that account.

b)	DBS Bank shall be entitled at any time, without notice to the customer, to combine all or any of the customer’s liabilities to or accounts with DBS Bank (whether alone or jointly or jointly with any other person) and set-off, transfer or apply any obligations of DBS Bank to the customer in or towards satisfaction of any obligations of the customer to DBS Bank, whether the obligations of the customer or DBS Bank are actual or contingent, primary or collateral, several or joint, booked or payable at different branches (including branches outside Singapore), or in different currencies.

c)	For the purposes of this paragraph A(7), DBS Bank is authorised to effect any necessary currency conversions at DBS Bank’s own rate of exchange then prevailing. If the amount of an obligation is unascertained, DBS Bank may estimate that amount and set-off or debit in respect of the estimate, subject to a final settlement being made between the customer and DBS Bank when the amount of the obligation is ascertained. The foregoing shall be without prejudice and in addition to any rights of set-off, combination of accounts, lien, security or other right to which DBS Bank is at any time otherwise entitled (whether by operation of law, contract or otherwise).
8.	Rights Cumulative and No Waivers DBS Bank’s rights under the facility documents are cumulative, may be exercised as often as it considers appropriate and are in addition to its rights under general law. No failure or delay by DBS Bank in exercising any right, power or privilege hereunder shall operate as a waiver hereof. No defective or partial exercise of any rights, power or privilege shall preclude any other or further exercise of that or any other right and no course of conduct or negotiation on DBS Bank’s part shall preclude DBS Bank from exercising any such right or constitute a suspension, variation or waiver of any such right. Any waiver or variation of DBS Bank’s rights shall only be effective against DBS Bank if it is an express waiver or variation in writing.

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[On Letterhead of DBS Bank Ltd]
9.	Rights Binding on Customer The rights given to DBS Bank in the facility documents shall be binding on the customer and its successors and shall not be determined or in any way prejudiced or affected by (i) any liquidation (whether compulsory or voluntary) affecting the customer or any security provider or any change in the customer’s or security provider’s constitution whether by way of amalgamation, consolidation, reconstruction or otherwise, or (ii) any change in DBS Bank’s constitution whether by way of amalgamation, consolidation, reconstruction or otherwise, or (iii) any death, bankruptcy, insanity or other disability affecting any security provider.

10.	Assignment and Transfer The customer may not assign or transfer any rights or obligations under any facility document(s) without DBS Bank’s prior written consent. DBS Bank may make the Facilities available and receive the benefit of any payment due to it through any of its offices and may at any time without the consent of and without notice to the customer or any other person assign or transfer all or any part of its benefits, rights and/or obligations under any facility document to any person as DBS Bank shall in its absolute discretion think fit. Any such assignee or transferee shall be entitled to the full benefit of such rights and/or obligations as if it were DBS Bank in respect of the rights or obligations assigned or transferred to it.

11.	Additional Security to Guarantee If the Facilities are, inter alia, secured by a guarantee, DBS Bank has the right to review the guarantee and to call for additional security if in its opinion, the guarantor(s) are or will be unable to perform their obligations in full under the guarantee.

12.	Special Consultant If DBS Bank determines that the customer is or will be unable to perform its obligations under any of the facility documents, DBS Bank may appoint on the customer’s behalf or require the customer to appoint a Special Consultant to conduct an audit of the customer or perform such other duties as DBS Bank may specify. DBS Bank may nominate any person whom DBS Bank considers suitably qualified to be the Special Consultant (including without limitation an accountant, lawyer, banker or engineer). A Special Consultant so appointed shall be the agent of the customer who shall be solely responsible for the Special Consultant’s acts, defaults and remuneration.

13.	Material and Adverse Change affecting Foreign Currency If by reason of any material and adverse change in the international financial and capital markets, or any material and adverse change in national or international financial political or economic conditions or any currency availability or exchange rates or control, the foreign currency requested for by the customer under the Facilities is unavailable to DBS Bank, the customer’s request for such foreign currency shall (upon DBS Bank’s notification to the customer of the unavailability) be deemed to be withdrawn and the customer may request for an alternative foreign currency subject to the terms of the facility letter and to availability.

14.	Severability The illegality, invalidity or unenforceability of any provision or part thereof of the facility documents under the law of any jurisdiction shall not affect or impair the validity, legality and enforceability of any other provision or part of the provision and the remaining provisions of the facility documents shall be construed as if such invalid, unlawful or unenforceable provision or part thereof had never been contained in the facility documents.

15.	Consent to Disclosure DBS Bank and its officers or agents may disclose any information (“Information”) in connection with the customer or its account or the Facilities to any person to whom such disclosure is permitted or required under any law (including the Banking Act (Cap. 19)) or pursuant to any court order. DBS Bank and any of its officers or agents may also disclose Information to (a) any security provider; (b) any person in connection with a Transfer or proposed Transfer; (c) any person for the purposes of enforcing or protecting its rights or interests in relation to the Facilities; (d) any person in connection with any insolvency proceeding (including judicial management, winding-up, compromise or arrangement, and receivership) relating to the customer or any other person in connection with the Facilities; and (e) to the Commissioner of Stamp Duties and any other government department, agency or statutory board if this is necessary or desirable in connection with the Facilities (in DBS Bank’s opinion). In sub-paragraph (b) above, a “Transfer” includes any assignment or transfer of any of DBS Bank’s rights or obligations, any participation, sub-participation, transfer of credit or other risk (entirely or in part) or benefit (entirely or in part) by any means, and entry into any other contractual relationship, in relation to the Facilities. DBS Bank and any of its officers or agents may also disclose Information in connection with the promotion to any customer of DBS Bank of financial products and services offered by any financial institution in Singapore or elsewhere or by any corporation within the DBS Group of companies (“DBS Group of companies” means DBS Group Holdings Ltd and its subsidiaries, direct or indirect).

16.	Currency Indemnity If DBS Bank receives or recovers any sum due to it from the customer in a currency (the “Relevant Currency”) other than the currency in which such sum is due (the “Currency of Account”) (whether as a result of, or arising from the enforcement of, a judgement or order of a court or tribunal of any jurisdiction, or in the bankruptcy or dissolution of the customer or otherwise) this shall only discharge the customer to the extent of the amount in the Currency of Account which DBS Bank is able, in accordance with its usual practice, to exchange or purchase with the amount of the Relevant Currency so received or recovered on the date of receipt or recovery (or, if it is not practicable to make that exchange or purchase on that date, on the first date on which it is practicable to do so). If that amount in the Currency of Account is less than the amount of the Currency of Account due to DBS Bank, the customer shall indemnify DBS Bank against any loss sustained by it as a result. In any event, the customer shall indemnify DBS Bank against the cost of making any such exchange or purchase.

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[On Letterhead of DBS Bank Ltd]
17.	Further Act or Assurance The customer will, and will procure that each security provider, entirely at its own expense and as soon as practicable after written demand by DBS Bank make, execute, do and perform, or cause to be made, executed, done and performed, all such further acts, agreements, deeds, and documents of whatsoever nature as DBS Bank shall reasonably require to reflect or perfect the agreement or any security created or intended to be created pursuant to the terms of the facility letter or any other document or otherwise howsoever arising or relating to the Facilities.

18.	Taxes
(a)	The customer will pay all goods and services tax and all other levies and taxes now or hereafter imposed by law on any payment under the facility documents and indemnify DBS Bank against such payment. DBS Bank shall have the right to debit the same from the customer’s account(s).

(b)	The customer shall ensure that all amounts payable by the customer shall be paid free and clear of any deduction or withholding tax. If the customer is required by law to make any such deduction or withholding, the customer shall pay to DBS Bank additional amounts to ensure that DBS Bank receives a net amount equal to the full amount which DBS Bank would have received if no such deduction or withholding had been made.
19.	Statement/Certificate A statement or certificate in writing issued by DBS Bank or signed by any authorised officer of DBS Bank (including any computer generated statement or certificate) certifying any sum payable to it or any other certificate, determination or opinion of DBS Bank under the Facilities or the facility documents shall (in the absence of manifest error) be final and conclusive and binding upon the customer. The entries in the accounts which DBS Bank maintains in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the customer recorded in them.

20.	Third Parties A person who is not a party to the facility letter has no right under The Contracts (Rights of Third Parties) Act, Chapter 53B to enforce or to enjoy the benefit of any term and conditions of the facility letter and, notwithstanding any term of the facility letter, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of the facility letter.

21.	Governing Law and Jurisdiction The facility letter shall be governed by and construed in accordance with the laws of Singapore. The customer irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Singapore to hear and determine any suit, action or proceeding, and to settle any dispute which may arise out of or in connection with the facility documents, waives any objection which the customer may have at any time to such courts being nominated as the forum to hear and determine any proceedings and agrees not to claim that any court is not a convenient or appropriate forum. Nothing in this Paragraph shall limit the right of DBS Bank to take proceedings against the customer in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude DBS Bank from taking proceedings in any other jurisdiction, whether concurrently or not.

22.	Notices Unless otherwise agreed, all notices, statements, confirmations and correspondences to the customer shall be sent by post or left at the registered office or principal place of business or address in the records of DBS Bank, or if sent by fax, to the numbers in the records of DBS Bank, and shall be deemed to have been received by the customer on the date following such posting, or on the day when it was so left, or upon despatch of such fax.

23.	Service of Process Where the customer has not given an address within Singapore for service of any writ of summons or other legal process (“service of process”), and where the customer is resident or incorporated or registered or has a place of business in Singapore, the service of process may be effected on the customer by sending it by hand or by registered post to the customer’s last known registered office, or last known place of business in Singapore, and such service of process shall be deemed to be good and effectual service on the customer notwithstanding that it is returned by the post office undelivered. Where the customer is not resident nor incorporated nor registered in Singapore, the customer shall from time to time notify DBS Bank in writing of its registered office or the principal place of business in Singapore or other address in Singapore for service of process and agrees that DBS Bank may serve any writ of summons or other legal process on it by sending the same by hand or by registered post to such address within Singapore and such service shall be deemed to be good and effectual service on the customer notwithstanding that it is returned by the post office undelivered. Nothing shall affect DBS Bank’s right to serve process in any other manner permitted under any applicable law.

24.	Termination Events
(1)	Without prejudice to any other terms in the facility documents (including without limitation, DBS Bank’s right of review and DBS Bank’s right to demand immediate repayment of any Facility which is repayable on demand), if any one or more of the following events (each a “Termination Event”) should occur:-

a)	Failure to Pay: Any party to the facility documents (other than DBS Bank) does not pay any amount due by it under any of the facility documents to which it is a party on the due date or on demand if so payable;

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[On Letterhead of DBS Bank Ltd]
b)	Other Breach: Any representation, warranty, undertaking, declaration or statement by the customer or any security provider in any of the facility documents or in any document delivered thereunder is not complied with or is or proves to have been incorrect or untrue in any respect when made or deemed repeated or the customer or any security provider does not perform or comply with any of the provisions under any of the facility documents to which it is a party;

c)	Cross Default: Any financial indebtedness of the customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company (to whomsoever owing) is not paid when due, or is or is declared to be or is capable of being declared due and payable before its normal maturity or if the customer defaults under any foreign exchange or foreign exchange options transactions (or other similar transactions), or any derivative transactions with any other parties;

d)	Invalidity, Repudiation and Illegality: Any provision of any of the facility documents is or becomes, or is claimed by the customer or any security provider to be, for any reason invalid or unenforceable; or it is or will become unlawful for the customer or any security provider to perform or comply with any of its obligations under any of the facility documents to which it is a party;

e)	Cessation of Business/Expropriation/Compulsory Acquisition: The customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company changes or threatens to change the nature or scope of its businesses, ceases or suspends or threatens to cease or suspend all or a substantial part of its business operations or any governmental or other authority takes any step to expropriate, nationalise or compulsorily acquire all or a substantial part of its assets or share capital;

f)	Execution: Any security on or over any part of the assets of the customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company becomes enforceable or a distress, attachment, writ of seizure and sale, garnishee order, injunction or any form of execution is levied or enforced upon or issued against any such assets;

g)	Insolvency and Moratorium: The customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company is insolvent or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its indebtedness, begins negotiations or takes any other step with a view to deferring, rescheduling or readjusting all or a material part of (or a particular type of) its indebtedness (or of any part of its respective indebtedness which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors, or a moratorium is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) its indebtedness;

h)	Winding-up: Any step is taken by any person with a view to the bankruptcy, liquidation, winding up or dissolution of the customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company or for the appointment of a liquidator (including a provisional liquidator), receiver and/or manager, judicial manager, trustee, administrator, agent or similar officer of the customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company or over any part of its assets;

i)	Material or Adverse Change: Any event or change or series of events or changes occurs which, in DBS Bank’s opinion, might have a material or adverse effect on the business or financial condition of the customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company or a material or adverse effect on the ability of the customer or any security provider or any of the customer’s subsidiaries or the customer’s holding company to perform its obligations under the facility documents;

j)	Management Authority: The customer’s present management is wholly or substantially displaced or has its authority curtailed;

k)	Security in Jeopardy: Any Security is in the opinion of DBS Bank in jeopardy and notice thereof has been given to the customer or such security provider;

l)	Incapacity of any security provider: Any step is taken for obtaining an interim order in respect of any security provider under the Bankruptcy Act (Cap. 20), or if any application is made or petition presented pursuant to any applicable statute or regulation for a bankruptcy order against any security provider, or if there is any death, insanity or disability of any security provider;

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[On Letterhead of DBS Bank Ltd]
m)	Declared Company: The customer or any security provider is declared by the Minister to be a declared company under the provisions of Part IX of the Companies Act (Cap. 50),

DBS Bank may by notice in writing to the customer declare the Total Indebtedness to be immediately due and payable to DBS Bank, whereupon it shall become so due and payable.

(2)	Upon the notice referred to in Paragraph A24(1) above being given to the customer:-

(i)	DBS Bank shall be entitled to exercise forthwith all or any rights, powers or remedies under the Securities (if any) without any restriction whatsoever imposed by Section 25 of the Conveyancing and Law of Property Act (Cap. 61) and the provisions of that Section 25 shall be so varied and extended in their application to the Securities so that all the statutory powers may be exercised in accordance with the provisions of this sub-Paragraph;

(ii)	any Facility which has not been drawn-down, utilised or cancelled shall automatically be cancelled and forthwith cease;

(iii)	any sum repaid to DBS Bank by the customer shall be applied at DBS Bank’s sole discretion towards the settlement and discharge of the customer’s liabilities and obligations on any account;

(iv)	the customer shall without demand immediately procure the complete and unconditional release of DBS Bank from all its liabilities and obligations (whether contingent or otherwise) and including without limitation, all of DBS Bank’s liabilities and obligations under all notes and bills accepted, endorsed or discounted by and all Letters of Guarantee and documentary credits entered into or issued by DBS Bank for the customer’s account or at the customer’s request failing which the customer shall without demand immediately pay to DBS Bank such sums as may be necessary to be paid to the beneficiaries or any other persons whatsoever under or in relation to the said notes, bills, Letters of Guarantee and documentary credits in order for DBS Bank to obtain such release together with all costs and expenses incurred or which may be incurred by DBS Bank in respect thereof; and

(v)	the customer shall provide cash cover for all contingent liabilities and for all notes and bills accepted endorsed or discounted by and Letters of Guarantee and documentary credits entered into or issued by DBS Bank for the customer’s account or at the customer’s request.

B.	DEFINITIONS AND INTERPRETATION
1.	Unless the context requires otherwise, the following expressions appearing in these Standard Conditions shall have the following meanings :-

“Agent Bank” means the bank in which DBS Bank maintains an account in the relevant foreign currency (other than the Euro) in the principal financial centre in which such foreign currency is issued, or (in the case of the Euro) the bank in which DBS Bank maintains an account in Euro;

“Business Day” shall mean a day (excluding Saturdays, Sundays and public holidays) (a) on which banks are open in Singapore; and (b) if the transaction requires or involves a foreign currency (other than the Euro), on which banks in the principal financial centre where such foreign currency is issued are open; and/or (c) if the transaction requires or involves the Euro, on which the Agent Bank for the Euro and the system in which such Agent Bank uses, are open;

“facility documents” means the facility letter, the Securities or any one or more of them as the context may require;

“facility letter” means the letter of offer relating to the Facilities granted or to be granted by DBS Bank to the customer to which these Standard Conditions are annexed and these Standard Conditions;

“financial indebtedness” means any indebtedness for or in respect of:
1.	moneys borrowed;

2.	any amount raised by acceptance under any acceptance credit facility;

3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

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[On Letterhead of DBS Bank Ltd]
6.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

7.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

8.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

9.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 1 to 8 above.
“foreign currency” means any currency other than Singapore Dollars;

“holding company” means a holding company as defined under Section 5 of the Companies Act (Cap. 50);

“Letter of Guarantee” means any letter of guarantee, banker’s guarantee, performance bond, standby letter of credit, indemnities or undertakings issued by DBS Bank on behalf of or at the request of the customer under the Facilities granted by DBS Bank to the customer under the facility letter;

“person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

“Potential Termination Event” means any condition act omission or event which, with the giving of notice, lapse of time and/or the making of any determination by DBS Bank, would become a Termination Event;

“Prime Rate” means the prime lending rate of DBS Bank prevailing from time to time, which is subject to variation without prior notice to the customer or any other person;

“Securities” means all, any or each of the guarantees and securities from time to time created or executed in favour of DBS Bank to secure the Total Indebtedness or any part thereof;

“security provider” shall include any guarantor, any party to the Securities (other than DBS Bank), any surety or any indemnifier for the Facilities;

“subsidiary” means a subsidiary as defined under Section 5 of the Companies Act (Cap. 50); and

“Total Indebtedness” means at any time, all amounts (whether of principal, interest, fees, costs, charges, expenses or otherwise) at that time owing or payable (whether certain or contingent and whether as surety or as principal) from the customer either solely or jointly with any other person(s) to DBS Bank under or in connection with or arising out of any Facilities from time to time extended or granted by DBS Bank to the customer either solely or jointly with any other person(s) pursuant to the terms and conditions of any facility document (including facility letters other than those to which these Standard Conditions are annexed) and including, without limitation, any amounts for which the customer is liable to indemnify DBS Bank in any matter whatsoever.

2.	The headings in the facility letter are inserted for convenience only and shall be ignored in construing the facility letter.

3.	Unless the context otherwise requires, words (including words defined herein) denoting the singular number shall also include the plural number and vice versa, and words denoting any gender shall include any other gender.

4.	All references to any document or agreement are to be construed as references to such document or agreement as amended, varied, modified or supplemented from time to time and any document or agreement in addition to or in substitution therefor.

5.	Where two or more persons are included in the term “the customer”:-
(i)	all covenants agreements terms conditions provisions restrictions or obligations shall be deemed to be made by and binding on and applicable to them jointly and each of them severally and shall also be binding on and applicable to their respective successors and permitted assigns jointly and severally;

(ii)	any notice given by DBS Bank to any of one of the customer shall be binding on the others and any notice or demand given by DBS Bank to any one of the customer shall be deemed to be served on all of them.

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DBS/G06/02
GUARANTEE
1.	In consideration of DBS Bank Ltd., a company incorporated in the Republic of Singapore and having its registered office at No. 6 Shenton Way, DBS Building, Singapore 068809 (“the Bank”) making or continuing to make at our request advances loans credit and other banking facilities and/or other facilities and services whether in the form of hire purchase, factoring, purchase of accounts receivables and/or any other facilities or services whatsoever (“the Facilities” which expression shall include any of them or any part thereof) from time to time and to such extent and for so long as the Bank may think fit to STATS CHIPPAC KOREA LIMITED a company incorporated in the Republic of Korea and having its registered office at (“the Borrower”) We, STATS CHIPPAC LTD. a company incorporated in Singapore and having a registered office at 10 ANG MO KIO STREET 65 #05-17/20 TECHPOINT SINGAPORE 569059 (“the Guarantor”) HEREBY IRREVOCABLY AND UNCONDITIONALLY guarantee to pay and satisfy the Bank on demand as principal debtor and not merely as surety all sums of money which are now or shall from time to time and at any time hereafter be due or owing to the Bank by the Borrower solely or jointly with any other person or persons and whether as principal or surety or which the Borrower may be or become liable to pay to the Bank anywhere on any account or otherwise or in any manner whatsoever and all other liabilities whether certain or contingent including the balance for the time being owing for or in respect of cheques bills notes drafts or other negotiable or non-negotiable instruments signed drawn accepted endorsed paid or discounted for and on behalf of the Borrower whether alone or jointly with another or others or for any other payments credits or advances made to or for the use or accommodation of or on behalf of the Borrower whether alone or jointly with another or others pursuant to or in respect of or under any guarantee or letter of credit given established or opened by the Bank for the Borrower or any contracts for the forward delivery of goods bills or specie or in respect of any other banking facilities whatsoever whether or not given upon or under any trust receipts or other security whatsoever or otherwise howsoever together with in all cases as aforesaid interest thereon at the Bank’s rate or rates for the time being applicable to such accounts calculated on a daily basis, with monthly rests, notwithstanding that the relationship of banker and customer may have ceased, discount and other bankers’ charges including legal charges occasioned by or incidental to this or any other security held by or offered to the Bank for the same indebtedness and all costs charges and expenses which the Bank may incur in enforcing or seeking to obtain payment of all or any part of the monies hereby guaranteed until full payment is received by the Bank both after as well as before judgment shall have been obtained in respect thereof (“Guaranteed Money”, which expression shall include any part thereof).

2.	This Guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the Guaranteed Money but shall be a continuing security and shall extend to cover all or any part of the Guaranteed Money which shall for the time being constitute the balance due or owing from the Borrower to the Bank upon any account or otherwise as aforesaid.

3.	The Bank may at any time and without affecting its rights against the Guarantor determine enlarge or vary any credit to the Borrower, vary exchange abstain from perfecting or release any other securities held or to be held by the Bank for or on account of the Guaranteed Money, open a fresh account or accounts and/or continue with any account or accounts current or otherwise with or for the Borrower renew bills and promissory notes in any manner and compound with give time for payment, accept compositions from and make any other arrangements with the Borrower or any obligants on bills notes or other securities held or to be held by the Bank for and on behalf of the Borrower.

4.	This Guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by the Bank for the Guaranteed Money nor shall such collateral or other security or any lien to which the Bank may be otherwise entitled or the liability of any person or persons not parties hereto for all or any part of the Guaranteed Money be in any way prejudiced or affected by this Guarantee. The Bank shall have full power at its discretion to give time for payment or to make any other arrangement with any such other person or persons without prejudice to this Guarantee or the Guarantor’s liability hereunder. All monies received by the Bank from the Guarantor or the Borrower or any person or persons liable to pay the same may be applied by the Bank to any account or item of account or to any transaction which the same may be applicable.

5.	No disposition assurance security or payment which may be avoided under any law relating to bankruptcy or under any provisions of the Companies Act (Cap 50) or any statutory modification thereof or under any other applicable laws or is otherwise avoided in any manner and no release settlement or discharge which may have been given or made on the faith of any such disposition assurance security or payment shall prejudice or affect the Bank’s right to recover from the Guarantor monies to the full extent of this Guarantee as if such disposition assurance security payment release settlement or discharge had never been granted given or made.

6.	All dividends compositions and monies received by the Bank from the Borrower or from any other company person or estate capable of being applied by the Bank in reduction of the indebtedness of the Borrower shall be regarded for all purposes as payments in gross and in the event of bankruptcy or winding up or any receiving order or other analogous order being made or any other analogous events occurring under any applicable laws in relation to the Borrower the Bank shall be entitled to prove in the bankruptcy winding up dissolution or liquidation of the Borrower in respect of the whole of the Borrower’s indebtedness to the Bank and without any right of the Guarantor to be subrogated to the Bank in respect of any such proof until the Bank shall have received in the bankruptcy winding up or liquidation of the Borrower or from other sources one hundred (100) cents in the dollar.

7.	Any payments by the Guarantor hereunder shall be made without any set-off or counterclaim and shall be free and clear of any taxes including withholding taxes, import or levies. If the Guarantor is required to make any payment hereunder subject to the deduction or withholding of tax, the Guarantor shall increase the sum payable by him to the extent necessary to ensure that, after making the required deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. The Guarantor shall thereafter submit all tax receipts or such evidence of payment of tax to the Bank as soon as reasonably practicable.

8.	If any goods and services tax (“GST” which expression includes any tax of a similar nature which may be substituted or levied in addition to it) whatsoever is now or hereafter chargeable by law on any payment hereunder, the Guarantor shall pay such GST in addition to all other sums payable hereunder or relating hereto and agrees to indemnify the Bank against the payment if the Bank is required by law to collect and make payment in respect of such GST. The Bank may debit the Guarantor’s account(s) for such GST including default interest payable in the same manner as may be provided herein or in any agreement relating hereto for the Facilities and/or other charges or as the Bank may prescribe from time to time, notwithstanding such debiting may result in the Guarantor’s account becoming overdrawn.

9.	The Bank may but is not bound to resort for the Bank’s own benefit to any other means of payment at any time and in any order the Bank deems fit without thereby diminishing the Guarantor’s liability hereunder and the Bank may exercise its rights under this Guarantee in force either for payment of the ultimate balance after resorting to other means of payment or for the balance due notwithstanding that other means of payment have not been resorted to and in the latter case without entitling the Guarantor to any benefit from such other means of payment so long as the Guaranteed Money remains owing and unpaid by the Borrower to the Bank and in addition the Bank may require payment by the Guarantor of his liability without taking any proceedings first to enforce such payment by the Borrower.

10.	If any monies shall be paid by the Guarantor to the Bank under this Guarantee, the Guarantor shall not in respect of the amount so paid seek to enforce repayment or to exercise any other rights or legal remedies of whatsoever kind which may accrue howsoever to the Guarantor in respect of the amount so paid until the Guaranteed Money owing from the Borrower to the Bank has been fully paid to the

Bank. The Guarantor will not prove in competition with the Bank for any monies owing by the Borrower to the Guarantor on any account whatsoever and/or in respect of any monies due or owing from the Borrower to the Bank but will give to the Bank the full benefit of any proof which the Guarantor may be able to make in the bankruptcy or winding up or liquidation of the Borrower or in any arrangement or composition with creditors until the Bank shall have received all monies guaranteed hereunder outstanding and remaining unpaid by the Borrower to the Bank.

11.	Any indebtedness of the Borrower now or hereafter held by the Guarantor shall be fully subordinated to the indebtedness of the Borrower to the Bank and such indebtedness of the Borrower to the Guarantor if the Bank so requires shall be collected enforced and received by the Guarantor as trustee for the Bank and shall be paid over to the Bank on account of the indebtedness of the Borrower to the Bank but without reducing or affecting in any manner the liability of the Guarantor under this Guarantee until all the Guaranteed Money has been fully paid to the Bank.

12.	The Guarantor agrees and acknowledges that the obligations and liabilities of the Guarantor hereunder shall be absolute and unconditional and in addition to the other provisions of this Guarantee, shall not be abrogated, prejudiced, affected or discharged:
(a)	by the Bank granting explicitly or by conduct or otherwise, whether directly or indirectly, to the Borrower, any of the Guarantor or any other person of any time, forbearance, concession, credit compounding, compromise, waiver, variation, renewal, release, discharge or other advantage or indulgence;

(b)	by the Bank failing neglecting or deciding not to recover the moneys hereby guaranteed or any part thereof by the realisation of any collateral or other security or in any manner otherwise or in the event of enforcement by the Bank of any collateral or other security or any remedy or otherwise, by any act, omission, negligence or other conduct or failure on the part of the Bank or any other person in connection therewith;

(c)	by any laches, acquiescence, delay, acts, omissions, mistakes on the part of the Bank or any other person;

(d)	by reason of any agreement, deed, mortgage, charge, debenture, guarantee indemnity or security held or taken at any time by the Bank or by reason of the same being void, voidable or unenforceable;

(e)	by any moratorium or other period staying or suspending by statute or order of any court or other authority all or any of the Bank’s rights, remedies or recourse against the Borrower or any of the Guarantor;

(f)	by reason of any other dealing, matter or thing which, but for the provisions of this Clause, could or might operate to affect or discharge all or any part of the obligations and liabilities of the Guarantor hereunder;

(g)	by the Bank asserting or failing to assert any right or remedy against the Borrower or doing or omitting to do any act in pursuance of any authority or permission contained in this Guarantee.
13.	This Guarantee may be enforced by the Bank at any time notwithstanding that any bills or other instruments covered by it may be in circulation or outstanding and the Bank may include the amount of the same or any of them in the general balance of the Borrower’s account at the Bank’s discretion.

14.	The Guarantor declares he has not taken and undertakes not to take directly or indirectly from the Borrower in respect of his liability and obligation hereunder any security of any nature whatsoever whereby the Guarantor or any person claiming under him might in the Borrower’s bankruptcy or winding-up or liquidation increase the proofs in such bankruptcy or liquidation or diminish the property available for distribution to the Bank’s detriment. In the event any security is or may hereafter be held by the Guarantor from the Borrower in respect of his liability hereunder the same shall be held in trust for the Bank and as security for the Guarantor’s liability hereunder.

15.	For the consideration aforesaid and as a separate and independent stipulation :
(a)	the Guarantor agrees that all sums of money which may not be recoverable from the Guarantor on the footing of a guarantee whether by reason of any legal limitation disability or incapacity including without limitation the bankruptcy or winding-up or liquidation or any other analogous events in relation to the Borrower under any other applicable laws or any other fact or circumstance whether known to the Bank or not shall nevertheless be recoverable from the Guarantor on demand as though the Guarantor was the sole and principal debtor;

(b)	the Guarantor irrevocably and unconditionally undertakes to indemnify the Bank on a full indemnity basis against all loss damage liabilities claims on the Bank costs and expenses whatsoever which the Bank may sustain or incur in consequence of or arising from the Bank’s advances credit or financial accommodation to the Borrower together with all legal costs between solicitors and clients and other costs and disbursements incurred for or in connection with demanding and enforcing payment of all monies guaranteed hereunder or otherwise howsoever in enforcing this Guarantee and/or the covenants agreements undertakings stipulations terms and conditions of this Guarantee.

(c)	the Guarantor agrees to furnish and provide the Bank with and permits the Bank to obtain all such statements information explanation and data as the Bank may reasonably require from time to time regarding the operations and financial affairs of the Guarantor. The Guarantor hereby agrees and undertakes to furnish to the Bank every year immediately after their issue, but in any case not later than six(6) months after the close of its financial year, balance sheet and profit and loss accounts audited by a firm of auditors approved by the Bank together with auditors’ and directors’ reports and also to deliver to the Bank a copy of the annual return which the Guarantor is required by law to file with the Registrar of Companies.
16.	A statement or certificate signed by the Manager Accountant or other officer of the Bank as to the monies and liabilities for the time being due to or incurred by the Bank shall subject only to computational and/or clerical mistakes be final and conclusive and be binding on the Guarantor.

17.	This Guarantee shall continue to bind the Guarantor notwithstanding :
(a)	any change by amalgamation reconstruction or otherwise which may be made in the constitution of the company by which the business of the Bank may for the time being be carried on and shall be available to the company carrying on the business of the Bank for the time being; or

(b)	any winding-up (whether voluntary or compulsory) amalgamation or reconstruction of or affecting the Borrower or any defect informality or insufficiency of the Borrower’s borrowing powers; or

(c)	any winding-up (whether voluntary or compulsory) amalgamation or reconstruction of or affecting the Guarantor.
18.	The Guarantor shall, immediately upon any occurrence of the following:
(i)	the giving of notice by the Guarantor to convene its general meeting for passing any resolution to wind up the Guarantor; or

(ii)	the filing of any application for placing the Guarantor under judicial management; or

(iii)	the filing of any petition for winding up the Guarantor.
notify the Bank of the same.

Where any such notification as aforesaid is given verbally by the Guarantor to the Bank, the Guarantor shall confirm it in writing within twenty-four (24) hours thereof.

19.	The Guarantor shall not be discharged or released from this Guarantee by any alteration in the obligations covenants undertakings stipulations terms and conditions governing the Facilities (“the Terms”). The Bank may from time to time vary, or add to the Terms and this Guarantee shall extend and apply to the Terms varied or added to (notwithstanding such variations or additions may impose further liabilities or more onerous covenants undertakings or burdens on the Borrower) notwithstanding the Guarantor shall not have received notice or been made aware of or consented to such variations of or additions to the Terms.

20.	Any demand for payment of monies or any other demand or notice under this Guarantee may be made by any officer of the rank of Assistant Treasurer and above or any Secretary Manager Accountant Legal Officer or by any person or firm acting as solicitors for the Bank by a letter addressed to the Guarantor or any of them and sent by registered post or delivered to the address abovestated and a notice or demand so served shall be deemed to be served and received on the day it was so left or the 3rd day from the date it is posted (where the Guarantor’s address is in Singapore) or 7 days after posting (where the Guarantor’s address is outside Singapore), as the case may be.

21.	The Guarantor may not determine or revoke this Guarantee unless the Guarantor makes full provision for any other outstanding liabilities or obligations to the Bank of the Borrower’s account guaranteed hereunder and not unless the Guaranteed Money is paid to the Bank in full. Notwithstanding the Bank’s receipt of notice of the Guarantor’s intention to revoke this Guarantee, the Bank shall be entitled to continue to make advances to the Borrower in respect of the Facilities and the Guarantor irrevocably and unconditionally agrees that he shall continue to be liable for all such advances until all monies hereby guaranteed are paid to and received by the Bank in full.

22.	In addition to any lien right of set-off or other right which the Bank may have the Bank shall be entitled at any time and without notice to the Borrower or the Guarantor to combine or consolidate all or any of the accounts and liabilities of the Borrower or the Guarantor with or to the Bank anywhere whether in or outside Singapore or set-off or transfer any sums standing to the credit of one or more of such accounts in or towards satisfaction of any of the liabilities of the Borrower or the Guarantor to the Bank on any other accounts whether in or outside Singapore or in any other respect whether such liabilities be actual or contingent primary or collateral several or joint notwithstanding that the credit balances on such accounts and the liabilities on any other accounts may not be expressed in the same currency and the Bank is hereby authorised to effect any necessary conversions at the Bank’s prevailing rate of exchange.

23.	In addition and without prejudice to any right or remedies of the Bank under this Guarantee or by law conferred upon the Bank, the Bank may from time to time and at any time debit to any account of the Guarantor with the Bank, whether the account be current or otherwise, all or any part of the Guaranteed Money and the sums so debited shall be deemed to be monies advanced by the Bank to the Guarantor on the Guarantor’s account and payable on demand.

24.	In addition and without prejudice to any other rights of the Bank under the loan and security documents relating to the Facilities, if this Guarantee or any other security for the Facilities is terminated, or for any other reason which the Bank deems justifiable, the Bank may forthwith open a new or separate account (“the new account”) for the Borrower in the Bank’s books and if the Bank does not in fact open such new account it shall nevertheless be deemed to have done so at the time of such termination and as from and after the time that the new account was opened or so deemed to have been opened, all payments made by or on behalf of the Borrower shall (notwithstanding any legal or equitable rule of presumption to the contrary) be credited or deemed to have been credited to the new account and shall not go to reduce the amount owing by the Guarantor to the Bank at the time the new account was opened or deemed to have been opened, unless the Bank expressly directs otherwise after all sums (actual or contingent) owing to the Bank under the new account have been paid and satisfied to the Bank in full or at any other time.

25.	If the Borrower shall in any respect fail refuse and/or neglect to observe and perform any of the obligations covenants undertakings stipulations terms and conditions contained in the Terms governing the Facilities on the Borrower’s part to be observed and performed the Guarantor shall indemnify the Bank in full and keep the Bank fully indemnified against all losses damages costs expenses liabilities or otherwise which may be incurred or sustained by the Bank by reason of such failure refusal or neglect on the part of the Borrower.

26.	In addition to the rights conferred by any applicable laws, the Guarantor consents to the Bank disclosing any information relating to this Guarantee where such disclosure may be required under any applicable law or regulation or by any governmental authority or body with whose requests the Bank is accustomed to or required to comply.
27.	(a)	Without prejudice to the other provisions of this Guarantee any amount received or recovered by the Bank in a currency other than the contractual currency whether as a result of or of the enforcement of a judgment or order of court or tribunal of any jurisdiction in the dissolution of the Borrower and/or the Guarantor or otherwise, shall only constitute a discharge to the extent of the amount in the contractual currency which the Bank is able in accordance with its usual practice to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or if it is not practicable to make that purchase on that date on the first date on which it is practicable to do so).

	(b)	If that amount in the contractual currency is less than the amount in the contractual currency due to the Bank by the Borrower, the Guarantor shall indemnify the Bank against any loss sustained by the Bank as a result. In any event, the Guarantor shall indemnify the Bank against the cost of making any such purchase.

	(c)	These indemnities constitute a separate and independent obligation from the other obligations in this Guarantee and shall give rise to a separate and independent cause of action.

28.	(a)	This Guarantee shall be governed by and construed in all respects in accordance with the laws of Singapore and shall be subject to the non-exclusive jurisdiction of the courts of Singapore. The Guarantor hereby agrees that where any actions or proceedings are initiated and taken in Singapore the Guarantor shall submit to the jurisdiction of the courts of Singapore. The service of any writ of summons or any legal process in respect of any action or proceeding hereunder may be effected on the Guarantor by forwarding a copy of the writ of summons and statement of claim or other legal process by registered post to the address of the Guarantor hereinbefore stated.

	(b)	To the extent that the Guarantor may in any jurisdiction claim for himself or his assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent in any such jurisdiction there may be attributed to himself or his assets such immunity whether on grounds of sovereignty or otherwise (whether or not claimed), the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. The Guarantor irrevocably agrees and undertakes that he and his assets are, and shall be subject to any proceedings attachment or execution in respect of its obligations under this Guarantee.

	(c)	The Guarantor irrevocably consents in respect of any proceedings anywhere to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of the use or intended use) of any order or judgment which may be made or given in those proceedings.
29.	The Guarantor may not assign its rights nor transfer its obligations or any part thereof under this Guarantee. The Bank shall be entitled to assign or transfer any part or all of its rights and or obligations under this Guarantee.

30	The Guarantor will ensure that its obligation under the Guarantee are unconditional and unsubordinated and will at all times rank at least pari passu with all its other unsecured and unsubordinated obligations (except for such obligation mandatorily preferred by law).
31.	Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act (Chapter 53B) and notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of this Agreement.
32.	In this Guarantee where the context so admits :
(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine or neuter gender;

(c)	the expression “the Guarantor” includes the personal representatives and successors-in-title of the Guarantor;

(d)	the expression “the Bank” and “the Borrower” include their respective successors and assigns; and

(e)	the word “person” includes any company or association or body of persons, corporate or unincorporated.

IN WITNESS WHEREOF the Guarantor has hereunto affixed its Common Seal on the          day of                              2009.

THE COMMON SEAL OF	)
)
STATS CHIPPAC LTD.	)
) [Company Seal]
was hereunto affixed	)
)
in the presence of:-)

/s/ Tan Lay Koon
- Director

Name	: Tan Lay Koon
NRIC/Passport No	: S1331323G

/s/ Elaine Sin
- ~~Director~~/ Secretary

Name	: Elaine Sin
NRIC/Passport No	: S6978193D
     I,                                                                              , an Advocate and Solicitor of the Supreme Court in the Republic of Singapore practising in the Republic of Singapore hereby certify that on the          day of                                           2009 the Common Seal of                                                                                                                        was duly affixed to the within written instrument at Singapore in my presence in accordance with the regulations of the said company (which regulations have been produced and shown to me).
     Witness my hand.